FORM 8-K

CURRENT REPORT

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Date of Report (Date of earliest event reported): October 21, 2004

RELIANCE STEEL & ALUMINUM CO.

(Exact name of registrant as specified in its charter)

California	001-13122	95-1142616

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 South Grand Avenue, Suite 5100
Los Angeles, California 90071

(Address of principal executive offices)

(213) 687-7700

(Telephone number)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On October 20, 2004, the Board of Directors of Reliance Steel & Aluminum Co. elected Mark V. Kaminski to be a director of Reliance effective November 1, 2004, subject to receipt of his written consent to serve as a director, and Mr. Kaminski subsequently consented. Mr. Kaminski was the President and Chief Executive Officer and a director of Commonwealth Industries Inc., one of Reliance’s suppliers of aluminum products, until he retired on June 11, 2004, prior to the announcement of a merger of Commonwealth Industries, Inc. and IMCO. Mr. Kaminski joined Commonwealth Industries, Inc. in 1987 as Marketing Manager, and then was promoted in 1989 to Vice President, Operations, and in 1991 to President and Chief Executive Officer. There is no arrangement or understanding between Mr. Kaminski and any other persons pursuant to which he was selected as a director. The Nominating and Governance Committee of the Board of Directors of Reliance began to search for candidates to be directors of Reliance when William I. Rumer, a previous director of Reliance, informed the Board of Directors that he was retiring and would not stand for re-election at the May 2004 Annual Shareholders Meeting. After reviewing résumés and interviewing candidates, the Nominating and Governance Committee recommended Mr. Kaminski, and the Board of Directors elected him to serve as a director for a term beginning November 1, 2004 and continuing until the Reliance Annual Meeting of Shareholders in May 2006. Mr. Kaminski has not been appointed to any committee of the Board of Directors, and the Board of Directors does not expect to do so in the immediate future. Reliance has not engaged in any transaction with Mr. Kaminski or with any company that he controls, other than in connection with purchases of aluminum products by Reliance or its subsidiaries from Commonwealth Industries, Inc. in the ordinary course of business while Mr. Kaminski was an officer and director thereof.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

N/A

(b)	Pro Forma Financial Information.

N/A

(c)	Exhibits.

20.1 Press release dated October 27, 2004

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.
Dated: October 27, 2004	By:	/s/ David H. Hannah
David H. Hannah
Chief Executive Officer

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EXHIBIT INDEX

20.1	Press release dated October 27, 2004

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